SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported)
                                  May 25, 2000


                         Carnegie Financial Corporation
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             (Exact name of Registrant as specified in its Charter)




       Pennsylvania                     0-24579                25-1806857
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(State or other jurisdiction        (SEC File No.)           (IRS Employer
of incorporation)                                         Identification Number)




17 West Mall Plaza, Carnegie, Pennsylvania                      15106-2404
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(Address of principal executive offices)                        (Zip Code)


Registrant's telephone number, including area code:           (412) 276-1266
                                                              --------------

                                 Not Applicable
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          (Former name or former address, if changed since last Report)

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                      INFORMATION TO BE INCLUDED IN REPORT
                      ------------------------------------

Item 5.  Other Events
---------------------

         As disclosed in the Company's March 31, 2000 Form 10-QSB, the Supervisory Agreement (the "Agreement") entered into with the Office of Thrift Supervision (the "OTS") identifies the Company's wholly owned subsidiary, Carnegie Savings Bank (the "Bank"), interest rate levels as unacceptably high and required the Bank to develop and pursue strategies to reduce interest-rate risk ("IRR"). The Bank is currently working to take decisive action on its IRR position. In accordance, with its asset and liability management plan, the board of directors decided to lessen its IRR position by selling a portion of its available for sale securities portfolio while simultaneously extending the terms of the Company's borrowings. In implementing these strategies, the board of directors attempted to balance the need to improve its interest rate risk against the impact such restructurings will have on immediate and future profitability. Accordingly, on May 25, 2000, the Company sold $2.7 million of its available for sale securities and incurred a pre-tax loss of approximately $295,000. With the proceeds of such sales and the extension of borrowings, the Company paid down $4.3 million of its short term borrowings. Although this strategy is expected to reduce the Bank's IRR in the short term, there is no assurance that any additional restructurings in compliance with the Agreement will not further adversely affect the Company's current income. The Agreement will remain in place until terminated by the OTS.

         The Company's common stock is traded on the over-the-counter market with quotations available through the OTC Electronic Bulletin Board under the symbol "CAFN".

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                       CARNEGIE FINANCIAL CORPORATION


Date: June 8, 2000                     By: /s/Shirley C. Chiesa
                                           -------------------------------------
                                           Shirley C. Chiesa
                                           President and Chief Executive Officer